Exhibit 4.8

AMENDED AND RESTATED EQUITY DISPOSITION AGREEMENT

This Amended and Restated Equity Disposition Agreement (the “Agreement”) is made and entered into by and among the following parties (the “Parties”) in Beijing on November 17, 2015.

Party A: NQ Mobile (Beijing) Co., Ltd.

Address: Room 1238-1, Building 1-B, Enterprise Incubator, Zhongguancun Software Industrial Park, Dongbeiwang, Haidian District, Beijing, China

Party B:

Guo Lingyun, ID number: 360121197603280525

Domicile: Building 4, No.11 Hepingli East Street, Dongcheng District, Beijing

Zhou Xu, ID number: 110104196903103013

Domicile: Room 1601, Building 1, No.48, North Huayuan Road, Haidian District, Beijing

Shi Wenyong, ID number: 352124197711280513

Domicile: Teaching Staff Dormitory, No. 5, Yiheyuan Road, Haidian District, Beijing

Party C: Beijing NQ Technology Co., Ltd. (the “NQ Technology”)

Address: Room 1322, Building 1-C, Enterprise Incubator, Zhongguancun Software Industrial Park, Dongbeiwang, Haidian District, Beijing, China

Whereas the shareholders of Party C were altered from Linyu, Zhou Xu, Shi Wenyong(the “former shareholders of Party C”) to Party B, and all parties aforementioned have already reached an agreement concerning the abovementioned shareholders alteration, and agree to revise and restate the Equity Disposition Agreement and made and entered into by and among Party A, the former shareholders of Party C and Party C respectively on June 5, 2007 and June 6, 2012(the “Original Agreement”), therefore the Original Agreement shall be terminated upon the date when this Agreement come into effect, provisions of rights and obligations of each party hereto shall be subject to this Agreement. Amended and Restated Equity Disposition Agreement is reached as follows:

1.	Party A is a wholly foreign-owned enterprise which is registered and established and continuously exists within the territory of the People’s Republic of China.

2.	Party C is a limited-liability company registered and established within the territory of the People’s Republic of China, whose registered capital has been modified from RMB 10,000, 000 to RMB 50,000,000 since June 6, 2012.

3.	Party B are shareholders of NQ Technology(the “Authorizers”), among which, Guo Lingyun holds RMB 2,600,000 of Party C’s capital contribution, Zhou Xu holds RMB 16,625,000 of Party C’s capital contribution, Shi Wenyong holds RMB 7,375,000 of Party C’s capital contribution;

4.	Due to the capital increment of NQ Technology on June 6, 2012, Party A and NQ Technology have made and entered into the Exclusive Technical Consulting and Services Agreement and the Exclusive Technical Consulting and Services Agreement concerning the capital increment matters respectively on June 5, 2007 and June 6, 2012(the “Exclusive Technical Consulting and Services Agreement”), Party A, NQ Technology and the former shareholders of Party C have made and entered into the Equity Disposition Agreement and the Equity Disposition Agreement concerning the capital increment matters respectively on June 5, 2007 and June 6, 2012(the “Original Equity Disposition Agreement”), Party A and the former shareholders of Party C have made and entered into the Equity Pledge Agreement and the Equity Pledge Agreement concerning the capital increment matters respectively on August 6, 2007 and June 6, 2012(the “Original Equity Pledge Agreement”) , to provide security for NQ Technology in order to perform its obligations under the Exclusive Technical Consulting and Services Agreement.

5.	Party A and Party B made and entered into a new Equity Pledge Agreement on November 17, 2015 (the “Equity Pledge Agreement”) and supersede the original one, under which Party B shall provide its total capital contribution in NQ Technology as security for NQ Technology in order to perform its obligations under the Exclusive Technical Consulting and Services Agreement. In order for the safety of such rights of pledge and in consideration of the technical support provided by Party A for NQ Technology and the favorable cooperation relationships among the Parties, the Parties hereby agree as follows.

1.	GRANT OF OPTION

1.1	Grant

The Parties hereto agree that as of the effectiveness of this Agreement, Party A is entitled to an exclusive option to purchase by itself or via a third party designated by it all equity interests held by the Authorizers in NQ Technology in an amount equivalent to USD 10 under the covenants of this Agreement, unless as disclosed to and approved expressly in writing by Party A in advance. Such option is conferred on Party A upon execution by the Parties and effectiveness of this Agreement. Such option may neither be revoked nor modified within the valid term of this Agreement (including any extension under Article 1.2 hereafter) once granted.

1.2	Term

This Agreement shall be executed and effected on the date first above written. This Agreement shall be valid for ten years, commencing from the date of effectiveness thereof. If required by Party A prior to the expiration of this Agreement, Party B and NQ Technology shall extend the term hereof as required by Party A, and execute a separate Equity Disposition Agreement or continue to perform this Agreement.

2.	EXERCISE OF OPTION AND CLOSING

2.1	Time of exercise

2.1.1	The Authorizers agree that Party A may exercise the option hereunder in whole or in part at any time after this Agreement is executed and becomes effective to the extent as permitted by the laws and regulations of the People’s Republic of China.

2.1.2	The Authorizers unanimously agree that Party A may exercise the option for any times without limitation, unless and until it acquires and holds 100% of the equity interests of NQ Technology.

2.1.3	The Authorizers unanimously agree that Party A may exercise its option through any third parties designated by it on its behalf, provided that Party A shall give prior notice in writing to the Authorizers before such exercise.

2.2	Disposal of Price of Exercise

The Authorizers agree that if Party A exercises the option, the full price of exercise so received by them shall be used to repay the loan provided by Party A to the authorizers according to the Loan Agreement( refers to the Loan Agreement and Tripartite Agreement made and entered into by and between Party A and Party B in 2007, the Loan Agreement made and entered into by and between Party A and Party B on May 31, 2012, as well as the Loan Agreement made and entered into by and between Party A and Party B on November 17, 2015).

2.3	Assignment

The Authorizers agree that the option hereunder may be assigned in whole or in part to a third party without prior consent of the Authorizers. Such third party shall be deemed as a party to this Agreement and may exercise such option under the terms hereof, and shall assume the rights and obligations of Party A hereunder.

2.4	Notice of exercise

Where Party A exercises the option, it shall send a notice to the Authorizers ten working days prior to the Closing Date (as defined below), specifying the following terms:

2.4.1	Effective closing date of equity interest upon exercise of option (hereinafter referred to as the “Closing Date”);

2.4.2	The names of holders of such equity to be registered upon exercise;

2.4.3	Quantities and percentages of equity interests purchased from the Authorizers respectively;

2.4.4	Exercise price and form of payment;

2.4.5	Power of attorney (if exercised by a third party designated by Party A).

The Parties hereto agree that Party A may from time to time designate a third party to exercise the option and register equities in the name of such third party.

2.5	Transfer of Equity

Each time when Party A exercises the option, within ten working days upon receipt of a notice of exercise sent by Party A under Article 2.4 hereof:

2.5.1	The Authorizers shall direct NQ Technology to convene a shareholders’ meeting, which shall adopt a resolution of the shareholders’ meeting that approves the Authorizers to assign their equities to Party A and/or its designated third parties:

2.5.2	The Authorizer shall execute an assignment agreement with Party A (or its designated third party, as the case may be) substantially in the form of the equity transfer agreement as set out in Appendix 1 attached hereto;

2.5.3	Party B shall each execute all contracts, agreements or instruments as required and obtain all necessary government approvals and consents, and take all necessary actions to transfer the effective ownership of equity interests as purchased to Party A and/or its designated third parties free of any security interest, and cause Party A and/or its designated third parties to be registered owners of such equity interests as purchased with the competent Administration of Industry and Commerce, and submit up-to-date business license, Articles of Associations, certificates of approval (if applicable) and any other relevant documents as issued or filed for recordation by competent authorities of China to Party A and/or its designated third parties, indicating such matters as the change of equity interests of NQ Technology and change of directors and legal representative of NQ Technology.

3.	REPRESENTATIONS AND WARRANTIES

3.1	The Authorizers represent and warrant that:

3.1.1	they have full power and authority to execute and perform this Agreement;

3.1.2	the performance of this Agreement and the obligations hereunder will not violate any laws, regulations and other agreements binding upon them, and does not require any governmental approval or authorization;

3.1.3	there is no pending or threatened action, arbitration or other judicial or administrative proceedings that may materially affects this Agreement;

3.1.4	they have disclosed to Party A all circumstances that may have adverse effects on this Agreement;

3.1.5	none of them is declared bankrupt and that they are in good financial standing;

3.1.6	the equity interests held by them in NQ Technology are free of any pledge, guaranty, liability and other third party encumbrance, and free of any recourse by any third party;

3.1.7	they will not set any pledge, liability or any other third party encumbrance on the equity interests held by them in NQ Technology, nor dispose of the equity interests held by them in NQ Technology to any other person other than Party A or its designated third parties by way of transfer, gift, pledge or otherwise;

3.1.8	the option granted to Party A hereunder is exclusive, and the Authorizers may not grant such option or similar right to any other person other than Party A or its designated third parties in any other way;

3.1.9	during the valid term hereof, the business as carried out by NQ Technology complies with all laws, regulations, provisions and other administrative provisions and guidelines promulgated by other governmental authorities, and free of any circumstance in contravention of any of the foregoing and that may constitute substantial adverse affect on the business and assets of the company;

3.1.10	they will use good financial and commercial standards and practices to maintain the existence of NQ Technology, prudently and effectively run its business and deal with its affairs, exert all efforts to ensure NQ Technology to maintain all licenses, permits and approvals necessary for its operation, and that such permits, licenses and approvals will not be cancelled, withdrawn or declared invalid;

3.1.11	they will provide all operating and financial information in respect of NQ Technology as required by Party A;

3.1.12	Before Party A (or its designated third parties) exercises the option and acquires 100% equity or interest of NQ Technology, and unless as approved by Party A (or its designated third parties) in writing, NQ Technology may not:

(a)	sell, transfer, pledge or otherwise dispose of any asset, business or earning, or allow any other security interest to be set thereon (unless as arising during normal or daily business process or as disclosed to Party A and approved expressly in writing by Party A in advance);

(b)	conclude any transaction that may cause material adverse effect on its asset, liability, operation, equity interest or other legitimate rights (unless as arising during normal or daily business process or as disclosed to and approved expressly in writing by Party A in advance);

(c)	distribute any dividend or bonus to its shareholders by any means;

(d)	incur, inherit, secure for or permit the existence of any liability, except for (i) the liability arising from the normal or daily business operation rather than by means of borrowing certain amount of money; or (ii) any liability as disclosed to and approved expressly in writing by Party A;

(e)	execute any important contracts, excluding such contracts as executed during normal business process (for the purposes of this paragraph, a contract with a value exceeding RMB 150,000 shall be taken as an important contract);

(f)	increase or decrease the registered capital of NQ Technology through shareholders’ meetings or otherwise change the structure of the registered capital;

(g)	make additions, changes or modifications to the Articles of Association of NQ Technology by any means; or

(h)	consolidate or associate with any other person, or acquire any person or invest in any person.

3.1.13	Before Party A (or its designated third parties) exercises the option and acquire 100% equity or assets of NQ Technology, unless as expressly approved in writing by Party A (or its designated third parties), Party B may not by individually or jointly:

(a)	in any way make any additions, changes or modifications to the constitutional documents of NQ Technology that may cause material adverse effect on the asset, liability, operation, equity interest or other legitimate rights of NQ Technology (except for same percentage increment for compliance with the law), or on the effective performance of this Agreement, and other agreements executed by Party A, Party B and NQ Technology;

(b)	procure NQ Technology to conclude any transaction that may have material adverse effect on the asset, liability, operation, equity interest and other legitimate rights of NQ Technology (unless as arising from normal or daily business process or as disclosed to and expressly approved in writing by Party A in advance);

(c)	procure the shareholders’ meeting of NQ Technology to adopt any resolution of distribution of any dividend and bonus;

(d)	sell, transfer, charge or otherwise dispose of any legitimate or beneficiary interest of any equity interest of NQ Technology, or permit any other security interest to be set thereon at any time following the effectiveness of this Agreement;

(e)	procure a shareholders’ meeting of NQ Technology to approve the sale, transfer, charge or otherwise disposal of any legitimate and beneficiary interests of any equity, or permit any other security interest to be set thereon;

(f)	cause a shareholders’ meeting of NQ Technology to approve any consolidation or association of NQ Technology with any other person, or acquisition of any person or investment in any person, or reorganization in any other form; or

(g)	voluntarily wind up, liquidate or dissolve NQ Technology.

3.1.14	Before Party A (or its designated third parties) exercises the option and acquires 100% equity interest or assets of NQ Technology, each of Party B undertakes to:

(a)	immediately notify Party A in writing of any action, arbitration or administrative proceedings in respect of the equity owned by Party A that has occurred or may occur, or any circumstance that may have any adverse effect on such equity interest;

(b)	cause the shareholders’ meeting of NQ Technology to approve any transfer of equity interests purchased under this Agreement, cause NQ Technology to modify its Articles of Association to reflect the transfer of equity from Party B to Party A and/or its designated third parties, as well as other changes as set out herein, and immediately apply to competent authority of China for approval (as may be required by the law) and registration of changes, and cause NQ Technology to approve the appointment of any persons assigned by Party A and/or its designated third parties as new directors and new legal representative via shareholders’ meetings;

(c)	execute all necessary or appropriate documents, take all necessary or appropriate actions and bring all necessary charges or and provide necessary and appropriate defense against all claims for the purpose of maintaining its legitimate and valid ownership in respect of its equity interest;

(d)	as required by Party A from time to time, unconditionally and immediately transfer its equity interest to any third party as designated by Party A, and waive its preemptive right in relation to aforementioned equity transfer by another existing shareholder; and

(e)	comply with this Agreement and any other contracts as executed by and between Party A and Party B individually or jointly in all respects, effectively perform all obligations under such contracts, and refrain from any acts/omissions suffice to affect the validity and enforceability of this Agreement.

3.2	Undertakings

The Authorizers undertake to bear all costs and expenses arising from equity transfer, and deal with all formalities necessary for Party A and/or its designated third parties to become shareholders of NQ Technology, including without limitation to assisting Party A to obtain all necessary governmental approvals for equity transfer, submitting such documents as equity transfer agreement and resolutions of the shareholders’ meeting to relevant AIC and modifying the Articles of Association, share register and other constitutional documents.

3.3	Each of Party B hereby jointly and severally represents and warrants to Party A on the execution date of this Agreement and each Closing Date that:

3.3.1	it has full power and capacity to execute and deliver this Agreement and any equity transfer agreement executed under this Agreement for each transfer of purchased equity interest to which it is a party (each a “Transfer Agreement”), and to perform the obligations under this Agreement and any Transfer Agreement. Once executed, this Agreement and each Transfer Agreement to which it is a party shall constitute legitimate, valid and binding obligations and may be enforced against it under their terms;

3.3.2	Neither the execution and delivery of this Agreement or any Transfer Agreement nor the performance of obligations under this Agreement or any Transfer Agreement will: (i) operate to violate any relevant Chinese laws or regulations; (ii)conflict with its Articles of Association or other constitutional documents; (iii) result in violation of any contract or instrument to which it is a party or that is binding upon it, or constitute any breach under any contract or instrument to which it is a party or that is binding upon it; (iv) lead to any violation of any permit or approval issued to it and/or any condition with continued force and effect; or (v) result in any suspension or revocation of any permit or approval issued to it or any additional conditions;

3.3.3	Party B has good and marketable ownership to all equity interests of NQ Technology. Party B has not set any security interest on aforementioned equity interests;

3.3.4	NQ Technology is free of any outstanding obligations, except for (i) any obligations incurring during normal business process; and (ii) obligations that has disclosed to and expressly approved in writing by Party A in advance;

3.3.5	NQ Technology has complied with and will continue to comply with all laws and regulations applicable to the acquisition of equity interests and assets; and

3.3.6	There is no on-going or pending or future threatened action, arbitration or administrative proceedings relating to equity, assets of NQ Technology or NQ Technology.

4.	TAXES

Any and all taxes arising from the performance of this Agreement shall be borne by all parties hereto respectively.

5.	BREACH

5.1	Where Party B or Party C breaches this Agreement or any representation or warranty made hereunder, Party A may send a notice in writing to the default party requiring it to remedy such default within ten days upon receipt of such notice, take appropriate steps to avoid the occurrence of harmful consequences in an effective and timely manner, and continue to perform this Agreement. The default party shall compensate Party A for any damage so incurred by Party A so that Party A may acquire all interests it is entitled to when this Agreement is duly performed.

5.2	Where Party B or Party C fails to remedy its breaches within ten days upon receipt of the notice under Article 5.1, Party A shall be entitled to require the default party to provide compensation for any and all costs, liabilities or losses so incurred by Party A (including but not limited to any interests paid or lost due to such default and attorney’s fees). Simultaneously, Party A shall have the right to enforce the equity transfer agreement attached hereto and transfer the equity interests held by Party B to Party A and/or its designated third parties.

6.	GOVERNING LAW AND DISPUTE RESOLUTION

6.1	Governing law

This Agreement, including but not limited to its completion, performance, validity and interpretation, shall be governed in accordance with the laws of the People’s Republic of China.

6.2	Amicable consultation

Any dispute arising from the interpretation or performance of this Agreement shall be resolved by amicable consultations between and among the Parties or via conciliation by a third party. Failing which, such dispute shall be submitted to the competent arbitral authority for determination within 30 days as of the commencement of relevant discussion as aforesaid.

6.3	Arbitration

Any dispute arising in respect of this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission for determination in accordance with its rules of arbitration. The arbitration shall take place in Beijing. The arbitral award shall be final and binding upon all Parties hereto.

7.	CONFIDENCE

7.1	Confidential information

This Agreement and its appendixes shall be kept in confidential. No party hereto may disclose any information in relation to this Agreement to any third party (unless as approved by all Parties hereto in advance). This Article 7.1 shall survive the termination of this Agreement.

7.2	Exception

Any information disclosed as required by any law, court ruling, arbitral award and any decision of any governmental authority shall not be taken as a breach under Article 7.1.

8.	MISCELLANEOUS

8.1	Entire agreement

The Parties acknowledge that this Agreement constitutes fair and reasonable covenants agreed on the base of equality and mutual benefit. This Agreement constitutes entire agreement with respect to the subject matter hereunder between the Parties. In the event of any inconsistency between this Agreement and any prior discussion, negotiation or agreement, this Agreement shall take precedence. This Agreement shall supersede the original Equity Disposition Agreement upon the date of effectiveness hereof. The Parties may modify this Agreement in writing. The appendices attached hereto constitute integral part of this Agreement and shall be equally binding as this Agreement.

8.2	Notices

8.2.1	All notices sent under this Agreement by the Parties for the purpose of exercising and performing the rights and obligations hereunder shall be made in writing and sent by personal delivery, registered post, prepaid post, recognized courier service or facsimile to the address of the party concerned or all Parties as follows:

Party A: NQ Mobile (Beijing) Co., Ltd.

Address: Room 1238-1, Unit B, Bldg 1, Dongbeiwang Incubator, Beijing Zhongguanchun Software Park,Haidian District, Beijing

Facsimile: (8610) 85655518

Tel.: (8610) 85655555-777

Attention:

Party B:

Guo Lingyun

Address: Building 4, No.11 Hepingli East Street, Dongcheng District, Beijing

Facsimile: (8610) 85655518

Tel.: (8610) 85655555-777

Attention:

Zhou Xu

Address: Room 1601, Building 1, No.48, North Huayuan Road, Haidian District, Beijing, China

Facsimile: (8610) 85655518

Tel.: (8610) 85655555-777

Attention:

Shi Wenyong

Address: Teaching Staff Dormitory, No. 5, Yiheyuan Road, Haidian District, Beijing.

Facsimile: (8610) 85655518

Tel.: (8610) 85655555-777

Attention:

Party C: Beijing NQ Technology Co., Limited

Address: Room 1322, Building 1-C, Enterprise Incubator, Zhongguancun Software Industrial Park, Dongbeiwang, Haidian District, Beijing, China

Facsimile: (8610) 85655518

Tel.: (8610) 85655555-777

Attention:

8.2.2	A notice or communication in any of the following cases shall be deemed as duly served:

8.2.2.1	If delivered by facsimile, on the date as shown on the fax, but if such fax is delivered later than 5:00 p.m. or on a non-working day, then on the following working day after the date shown on the fax;

8.2.2.2	If delivered by personal delivery (including express delivery), on the date of sign-in;

8.2.2.3	If delivered by registered post, then on the fifteenth day after the date on the return receipt.

8.2.3	Binding force

This Agreement shall be binding upon all Parties hereto.

8.3	Language

This Agreement is made in quintuplicate in the Chinese language, with one copy thereof for each party hereto.

8.4	Day and working day

A “day” as referred to herein shall be a calendar day, and a “working day” herein shall refer to any day from Monday to Friday.

8.5	Headings

The headings of this Agreement are for convenience of reference only, and may not be used in the interpretation of this Agreement.

8.6	Appendices

The obligations, undertakings and liabilities of the Authorizers hereunder to Party A are joint and several, and the Authorizers are jointly and severally liable to each other. As for Party A, the breach of any of the Authorizers shall automatically constitute a breach of the Authorizers.

8.7	Uncovered matters

Any and all matters uncovered hereunder shall be resolved in accordance with the laws of the People’s Republic of China by consultation between and among the Parties.

(No text herein below)

[This is the signature page of Revised and Restated Equity Disposition Agreement and contains no text]

Party A: NQ Mobile (Beijing) Co., Ltd.

(stamped)

Authorized Representative:

Xu Zemin

/s/Xu Zemin

Party B:

Guo Lingyun

/s/Guo Lingyun

Zhou Xu

/s/Zhou Xu

Shi Wenyong

/s/Shi Wenyong

Party C:

Beijing NQ Technology Co., Ltd.

(stamped)

Authorized Representative:

Xu Zemin

/s/Xu Zemin